PURCHASE AGREEMENT

This agreement made and entered into this 15th day of September 2004, by and between:

COMPAGNIE LOGISTIQUE DE TRANSPORTS AUTOMOBILES hereinafter referred to as CLTA located at 16 rue du Clos Barrios 60180 Nogent sur Oise, France

And

TRANSPORTATION LOGISTICS INTL. Inc.
Located at 14 Garrison Inn Lane, Garrison, New York 10524,
Hereinafter referred to as TLI

And

Mr. M. Marstal,
whose address is 8 rue Fournier - 92110 CLICHY - France

Hereinafter referred to as Marstal

And

Mr. S. Taleb,
whose address is 70 rue Curial - 75019 PARIS - France

Hereinafter referred to as Taleb

And

Mr. D. DE MAIO,
whose address is 14 rue Albert Einstein - 93200 SAINT-DENIS- France

Hereinafter referred to as DE MAIO

And

Mr. Jean-Claude CORRE
whose address is 4 rue du Petit Sainfoin - 93160 NOISY LE GRAND

Hereinafter referred to as CORRE




     Whereas CLTA is an existing Company in France and has need for additional capital to expand its capacity and increase its revenue.

     TLI is agreeable to provide said capital under the provisions below listed.

     Now, therefore, in consideration of the mutual covenants, conditions and promises, it is agreed as follows:

     1. Marstal and Taleb and De Maio and CORRE represent herein that they own and control 100% of the capital stock of CLTA and said shares are free and clear of any liens or encumbrances. Further Marstal and Taleb and De Maio and CORRE represent that said transfer of shares are not in violation of any French law.


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     2.  a) - TLI shall upon execution of this agreement, wire transfer the sum of Two Hundred and Fifty Thousand US dollars ($250,000.00) as an equity investment in CLTA and shall receive in turn 60% of the capital stock in CLTA in the name of TLI or its nominee.

         b) - An additional sum of Two Hundred and Fifty Thousand US dollars ($250,000.00) will be wired to CLTA on or before October 10, 2004. For trade the totality of 60% (sixty%) of capital stock in CLTA.

     3. It is understood and agreed that the equity investment in CLTA shall be utilized for the purpose of enhancing the capabilities and expansion of the corporation.


     4. Additionally, TLI will provide an additional Five Hundred Thousand US dollars ($500,000.00) as loan to the corporation as needed and agreed upon by the Board of Directors, at a meeting to be held no later than December
31, 2004.


     5. The terms and conditions of said loan referenced in paragraph 4 will be as agreed upon by the Board of Directors.


     6. TLI will further provide assistance and serve as guarantor on the lease of ten trucks/trailers needed to fulfill the new contract with CAT/PEUGEOT, at the latest on October 15, 2004.


     7. The parties hereto understood and agree that the shares of CLTA are of one class and shall be non dilutive and non restrictive.


     8. Upon execution of this agreement, a new Board of Directors of CLTA will be elected, within fifteen days from today, consisting of five persons, three of which will be appointed by TLI, and the remaining two seats on the board will be Marstal and De Maio.


     9. The remaining 40% of the CLTA shares held by Marstal and Taleb and De Maio and CORRE after issuance of the 60% of shares to TLI will be transferred to IMG FRANCE.


    10. The capital of IMG France will be held, half by IMG-USA in trust, and half by Marstal and De Maio and CORRE.


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    11.  The newly formed Board will execute an employment agreement with
Marstal and De Maio for an irrevocable period of three years to manage the affairs of the company based on agreed upon performance.

         Conditions of this agreement will be defined further.

         It is understood that management will perform in a prudent manner to facilitate the economic recovery of C.L.T.A. in a reasonable period of time.

    12. It is understood and agreed that the management of CLTA will provide a monthly report of revenue and expenses and a monthly profit and loss statement plus a balance sheet, in accordance with normal accounting practices.

    13. The books and records of CLTA shall be available for review to any shareholder of the company at any time.

    14. The annual general assembly of the company shall take place, according to French Law, within the six months following the closure of accounting year, i.e., between January 1st and June 30th. The date to be designated by the Board of Directors.

         The actual accounting year dates of beginning and ending will be modified in order to match with this clause: it will last from January 1st to December 31st.

    15. Any shareholder may call for and be granted a special meeting of the shareholders at any time subject to the notice requirements of French law.

    16. The capital of the corporation can be augmented or reduced by a majority of shares voting at an assembly of shareholders.

    17. The newly formed Board of Directors will create a shareholders agreement to include, but not limited to:

         A-Cessation
         B-Liquidation
         C-First right refusal to purchase shares from a selling shareholder D-Controls
         E-Signatory requirements
         F-Banking
         G-Repatriation of dividends

    18. Any disputes that may arise on any contractual obligations contained herein shall be resolved by binding arbitration as dictated by the International Society of Arbitrators in Brussels, Belgium.


    19. This agreement shall be governed by French law in accordance with the article 64 of the 24 July 1964 law governing commercial societies. It will be signed both in French and English. In case of a dispute, the French version will prevail.


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    20.  This agreement executed by the parties hereto on this 15th day of September 2004.

/s/ Transportation Logistics Int'l, Inc.         /s/ CLTA
----------------------------------------         ----------------
TRANSPORTATION LOGISTICS INTL. Inc.              CLTA


                                                 /s/ M. Marstal
                                                 ----------------
                                                 M. MARSTAL


                                                 /s/ S. Taleb
                                                 ----------------
                                                  S. TALEB


                                                 /s/ D. DeMaio
                                                 ----------------
                                                 D.DE MAIO


                                                 /s/ J.C. Corre
                                                 ----------------
                                                 J.C. CORRE